Filed Pursuant to Rule 433

Registration No. 333-224357

Registration No. 333-224357-02

Issuer Free Writing Prospectus dated September 25, 2019

Relating to Preliminary Prospectus Supplement dated September 20, 2019

CNOOC LIMITED

Pricing Term Sheet

2.875% Notes due 2029 (the “2029 Notes”)

Issuer:	CNOOC Finance (2013) Limited

Guarantor:	CNOOC Limited

Principal Amount:	US$1,000,000,000

Maturity Date:	September 30, 2029

Coupon:	2.875%

Public Offering Price:	99.440% of principal amount

Ranking:	Senior unsecured

Format:	SEC registered

Listing:	The Stock Exchange of Hong Kong Limited

Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Yield to Maturity:	2.940%

Spread to Benchmark Treasury:	1.200%

Benchmark Treasury:	1.625% due 08/2029

Benchmark Treasury Price and Yield:	98-30+ and 1.740%

Interest Payment Dates:	March 30 and September 30, commencing March 30, 2020

Interest Record Dates:	March 15 and September 15 immediately preceding each Interest Payment Date

Day Count Convention:	30/360

Optional Redemption:	Treasury Rate plus 20 basis points

Trade Date:	September 25, 2019

Settlement Date:	September 30, 2019

Expected Listing Date:	On or about October 2, 2019

CUSIP/ISIN:	12625G AF1/US12625GAF19

Expected Issue Ratings*:	A1 by Moody’s / A+ by S&P

Joint Global Coordinators, Joint Lead Managers and Joint Bookrunners:	Bank of China Limited (中国银行股份有限公司)[1] BOCI Asia Limited (中银国际亚洲有限公司) Citigroup Global Markets Inc. Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC UBS AG Hong Kong Branch[2]

Joint Bookrunners

ABCI Capital Limited

Agricultural Bank of China Limited Hong Kong Branch[3]

The Bank of East Asia, Limited, BOCOM International Securities Limited

China International Capital Corporation Hong Kong Securities Limited

ICBC International Securities Limited

Société Générale

3.300% Notes due 2049 (the “2049 Notes”)

Issuer:	CNOOC Finance (2013) Limited

Guarantor:	CNOOC Limited

Principal Amount:	US$500,000,000

Maturity Date:	September 30, 2049

Coupon:	3.300%

Public Offering Price:	100.000% of principal amount

Ranking:	Senior unsecured

Format:	SEC registered

Listing:	The Stock Exchange of Hong Kong Limited

[1]	A joint stock company incorporated in the People’s Republic of China with limited liability.
[2]	UBS AG is incorporated in Switzerland with limited liability.
[3]	Incorporated in the People’s Republic of China with limited liability.

Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof

Yield to Maturity:	3.300%

Spread to Benchmark Treasury:	1.126%

Benchmark Treasury:	2.875% due 05/2049

Benchmark Treasury Price and Yield:	115-08 and 2.174%

Interest Payment Dates:	March 30 and September 30, commencing March 30, 2020

Interest Record Dates:	March 15 and September 15 immediately preceding each Interest Payment Date

Day Count Convention:	30/360

Optional Redemption:	Treasury Rate plus 20 basis points

Trade Date:	September 25, 2019

Settlement Date:	September 30, 2019

Expected Listing Date:	On or about October 2, 2019

CUSIP/ISIN:	12625G AG9/US12625GAG91

Expected Issue Ratings*:	A1 by Moody’s / A+ by S&P

Joint Global Coordinators, Joint Lead Managers and Joint Bookrunners:	Bank of China Limited (中国银行股份有限公司)[1] BOCI Asia Limited (中银国际亚洲有限公司) Citigroup Global Markets Inc. Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC UBS AG Hong Kong Branch[2]

Joint Bookrunners

ABCI Capital Limited

Agricultural Bank of China Limited Hong Kong Branch[3]

The Bank of East Asia, Limited, BOCOM International Securities Limited

China International Capital Corporation Hong Kong Securities Limited

ICBC International Securities Limited

Société Générale

[1]	A joint stock company incorporated in the People’s Republic of China with limited liability.
[2]	UBS AG is incorporated in Switzerland with limited liability.
[3]	Incorporated in the People’s Republic of China with limited liability.

The aggregate proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by the Issuer and the Guarantor, are estimated to be approximately US$1,489.9 million.

This pricing term sheet should be read in conjunction with the prospectus dated September 20, 2019, as supplemented by the preliminary prospectus supplement dated September 20, 2019 (the “Prospectus Supplement”), relating to this offering.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, telephone: 1-800-831-9146; Prospectus Department, Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Facsimile: +1 212 834 6081, Attn: Investment Grade Finance; UBS Securities LLC, 677 Washington Boulevard, Stamford, Connecticut 06901, telephone: 1-203-719-1088; and SG Americas Securities, Address: 245 Park Avenue, New York 10167, telephone: 1-855-881-2108, Attn: US High Grade Syndicate Desk .

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

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